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                          Independent Auditors' Consent

Metropolitan Life Separate Account UL:

         We consent to the use in this Post-Effective Amendment No. 14 to Registration Statement No. 033-57320/811-06025 of Metropolitan Life Separate Account UL on Form N-6 of our report dated March 26, 2003, relating to Metropolitan Life Separate Account UL appearing in the Prospectus, which is a part of such Registration Statement, our report dated February 19, 2003 relating to Metropolitan Life Insurance Company, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus and Statement of Additional Information which are parts of such Registration Statement.

Deloitte & Touche LLP

New York, New York
April 24, 2003